As filed with the Securities and Exchange Commission on November 12, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APREA THERAPEUTICS, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	84-2246769
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

535 Boylston Street Boston, MA	02116
(Address of Principal Executive Offices)	(Zip Code)

Aprea Therapeutics, Inc. 2019 Equity Incentive Plan

(Full Title of the Plan)

Christian S. Schade

Chairman and Chief Executive Officer

Aprea Therapeutics, Inc.

535 Boylston Street

Boston, MA 02116

(617) 463-9385

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	840,910 shares (1)	$20.27 (2)	$17,045,246 (2)	$1,860.00 (2)

(1)	The number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Aprea Therapeutics, Inc., a Delaware corporation (the “Registrant”), available for issuance under the Aprea Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) is subject to an automatic annual increase on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2020, and continuing until (and including) the fiscal year ending December 31, 2029, with such annual increase equal to the lesser of (i) 5,000,000 shares of Common Stock, (ii) 4% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Board of Directors of the Registrant (the “2019 Plan Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the 2019 Plan was automatically increased by 840,910 shares effective January 1, 2020, which is equal to 4% of the total number of shares of Common Stock outstanding as of December 31, 2019. This Registration Statement registers the 840,910 additional shares of Common Stock available for issuance under the 2019 Plan as of January 1, 2020 as a result of the 2019 Plan Evergreen Provision. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “1933 Act”), on the basis of the average of the high and low prices per share of the Registrant’s Common Stock on November 9, 2020, as reported by The Nasdaq Stock Market.

EXPLANATORY NOTE

This Registration Statement is being filed by Aprea Therapeutics, Inc. (the “Registrant”) for the purpose of registering an additional 840,910 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant available for issuance under the Aprea Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). The Registrant previously filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2019 a registration statement on Form S-8 (SEC File No. 333-234765) (the "Prior Registration Statement") registering shares of Common Stock issuable under the 2019 Plan. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except for Items 3 and 8, which are being updated by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2019, filed with the Commission of March 27, 2020;

(2)	The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 15, 2020;

(3)	The Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 11, 2020;

(4)	The Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2020, filed with the Commission on November 6, 2020;

(5)	The Registrant’s current reports on Form 8-K, filed with the Commission on April 3, 2020; June 29, 2020, September 18, 2020, and September 29, 2020; and

(6)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 30, 2019, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description;

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant		8-K	3.1	October 7, 2019

4.2	Amended and Restated Bylaws of the Registrant		10-Q	3.1	November 6, 2020

4.3	Aprea Therapeutics, Inc. 2019 Equity Incentive Plan		S-1/A	10.1	September 27, 2019

5.1	Opinion of Sidley Austin LLP, as to the legality of the securities being registered	X

23.1	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1)	X

23.2	Consent of Ernst & Young LLP	X

23.3	Consent of Ernst & Young AB	X

24.1	Power of Attorney (included in the Signature Page to this Registration Statement)	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 12th day of November, 2020.

APREA THERAPEUTICS, INC.

By	/s/ Christian S. Schade
Name	Christian S. Schade
Title	Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned officers and directors of Aprea Therapeutics, Inc. does hereby severally constitute and appoint Christian S. Schade and Scott M. Coiante, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian S. Schade	Chairman and Chief Executive Officer and Director	November 12, 2020
Christian S. Schade	(Principal Executive Officer)

/s/ Scott M. Coiante	Chief Financial Officer (Principal Financial and	November 12, 2020
Scott M. Coiante	Accounting Officer)

/s/ Johan Christenson		November 12, 2020
Johan Christenson, M.D., Ph.D	Director

/s/ John B. Henneman		November 12, 2020
John B. Henneman III	Director

/s/ Michael A. Kelly		November 12, 2020
Michael A. Kelly	Director

/s/ Fouad Namouni		November 12, 2020
Fouad Namouni, M.D.	Director

/s/ Richard Peters		November 12, 2020
Richard Peters, M.D., Ph.D.	Director

/s/ Bernd R. Seizinger		November 12, 2020
Bernd R. Seizinger, M.D, Ph.D.	Director